RELEASE AGREEMENT

THIS AGREEMENT is made as of the 13th day of April, 2006 by and between Irving J. Siegel (the “Employee”), a resident of the Town of Richmond Hill in the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS Vascular Sciences Corporation (now the Employer) and the Employee entered into an employment agreement dated as of August 1, 2003 (the “Original Employment Agreement”) which was amended pursuant to an amending agreement, dated as of September 1, 2005, between the Employer and the Employee (the “Amending Agreement”);

AND WHEREAS the Original Employment Agreement, as amended by the Amending Agreement, is hereinafter referred to as the “Employment Agreement”;

AND WHEREAS the Employee’s employment with the Employer shall be terminated pursuant to Section 7(b) of the Employment Agreement, effective at the close of business on the date hereof (the “Termination Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1  The Employee’s employment with the Employer shall be terminated pursuant to Section 7(b) of the Employment Agreement, effective at the close of business on the Termination Date.

2.	RETURN OF PROPERTY

2.1  The Employee hereby certifies that he has returned to the Employer all property of the Employer in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software. The Employee hereby further certifies that he has returned to the Employer, or destroyed, all tangible material embodying Confidential Information (defined below) in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information. “Confidential Information” means all information of, or relating to, the Employer that is not generally known to the public, whether of a technical, clinical, business, financial or other nature, including, without limitation, trade secrets, know-how and information relating to the technology, customers, business plans, sales plans, promotional or marketing activities, finances and other affairs of the Employer.

3.	SEVERANCE

3.1  Pursuant to Section 7(c) of the Employment Agreement, upon the execution and delivery of this Agreement by the Employee, the Employer shall pay to the Employee, in a lump sum, (i) any compensation earned but not paid to the Employee prior to the Termination Date and (ii) the amount of Cdn.$450,000, representing 24 months’ salary under the Employment Agreement, less applicable withholdings and deductions.

4.	RELEASE AND TERMINATION

4.1  In consideration of the payment provided for in Section 3.1(ii), the Employee hereby agrees, on behalf of himself and his administrators, heirs, assigns and anyone claiming through him, to release completely and forever discharge the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof, including, without limitation, any claim relating to the Employment Agreement or the termination thereof pursuant to Section 4.2 of this Agreement or any claim relating to any violation of any Canadian federal or provincial statute or regulation, any claim for wrongful discharge or breach of contract or any claim relating to Canadian federal or provincial laws (including, without limitation, the Employment Standards Act (Ontario) and the Ontario Human Rights Code). Notwithstanding the foregoing, nothing herein shall be construed as depriving the Employee of (i) any indemnification rights to which he is entitled under the Amended and Restated By-laws of the Employer on or prior to the Termination Date or (ii) any protection to which he may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time, or as releasing the Employer from any of the Employer’s representations, warranties and covenants under this Agreement.

4.2  The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, if any, and Section 9 of the Employment Agreement (Covenant not to Compete), Section 10 of the Employment Agreement (Secrecy), Section 11 of the Employment Agreement (No Interference), Section 12 of the Employment Agreement (Assignment of Inventions), Section 13 of the Employment Agreement (Existing Inventions), Section 15 of the Employment Agreement (Indemnification), Section 18 of the Employment Agreement (Mediation) and Section 19 of the Employment Agreement (Arbitration). The Employee hereby agrees to abide by all of such provisions.

4.3  The Employer hereby acknowledges and agrees that the Employee holds (i) 300,000 time-based options (the “Time-Based Options”) granted under the Employer’s 2002 Stock Option Plan (the “Plan”) and (ii) 75,000 performance-based options (the “Performance-Based Options”) granted under the Plan. The Employer hereby further acknowledges and agrees that, notwithstanding the termination of the Employee’s employment with the Employer and the termination of the Employment Agreement pursuant hereto, all of the Time-Based Options are currently exercisable at U.S.$0.99 per Time-Based Option and, in all other respects, in accordance with the terms and conditions of the Notice of Grant of Stock Option and the Stock Option Agreement, both relating to the grant of the Time-Based Options, and the Plan. The Employer hereby further acknowledges and agrees that there are currently no Employer-imposed restrictions on the Employee’s ability to exercise any of the Time-Based Options. The Employee hereby acknowledges and agrees that none of the Performance-Based Options are exercisable on the Termination Date and that, by their terms and conditions, will never be exercisable.

5.	NO FUTURE ACTIONS

5.1  The Employee represents, warrants and covenants that he will not file any, and, if applicable, will withdraw all, complaints, charges, suits or grievances against the Employer or its affiliates or subsidiaries, or any of their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, with any governmental agency or court, relating to his employment with the Employer, and the Employee further agrees that neither he nor any person, organization or any other entity acting on his behalf will file, or cause or permit to be filed, any other complaint, charge, suit or grievance against the Employer at any time hereafter involving any matter occurring or arising in the past up to the date of this Agreement. In the event of breach of this representation, warranty and covenant by the Employee, he will return immediately, in full, all payments made to him pursuant to Section 3.1 hereof. Furthermore, in the event of such breach, the Employee will pay the Employer’s reasonable attorneys’ fees incurred in connection with defending or otherwise responding to such a complaint, charge, suit or grievance. Notwithstanding anything in this Section 5.1 to the contrary, this Section 5.1 shall not apply to any complaint, charge, suit or grievance brought by the Employee, or any person, organization or other entity acting on his behalf, in connection with a breach by the Employer of any of its obligations under this Agreement.

6.	CONSULTING SERVICES

6.1  Notwithstanding the termination of the Employee’s employment with the Employer pursuant to this Release Agreement, the Employee hereby agrees that, during the period from May 8, 2006 to June 8, 2006 inclusive, he will provide to the Employer consulting services in connection with the Employer’s clinical trial known as “MIRA-1” when, if and as requested by the Employer, acting reasonably, provided that the provision of such consulting services shall not require more than five hours of the Employee’s time in total. To the extent that the provision of such consulting services pursuant to this Section 6.1, if any, is anticipated to consume more than five hours of the Employee’s time, then the Employer and the Employee will negotiate, in good faith, appropriate compensation for the excessive time to be spent by the Employee in rendering such consulting services.

7.	THIRD PARTY COMMUNICATIONS

7.1  In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that he and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer. This Section 7.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

8.	ACKNOWLEDGEMENT

8.1  The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Agreement thoroughly;

(b)	He has read and understands the terms of this Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement; and

(d)	He is entering this Agreement voluntarily and without any pressure from the Employer.

9.	MISCELLANEOUS

9.1  The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

9.2  The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

9.3  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

9.4  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Corporation. There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

9.5  Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

9.6  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7  This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

OCCULOGIX, INC.
By:	/s/ Thomas P. Reeves
Thomas P. Reeves
President and Chief Operating Officer

/s/ Irving J. Siegel
Signature of Witness	Irving J. Siegel

Name of Witness (please print)